UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 14, 2006

VitalStream Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-10013	87-0429944
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

One Jenner, Suite 100
Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(949) 743-2000

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into a Material Definitive Agreement

Effective September 18, 2006, VitalStream Holdings, Inc. (the “Company”) appointed Patrick M. Ritto as its Chief Technology Officer. Prior to joining VitalStream, since 2005 Ritto served as director of software engineering for Overland Storage, Inc., a provider of smart data storage protection appliances and software modules, and prior to that from 1990 to 2005 he served in several senior engineering positions for Oracle Corporation, a worldwide enterprise software company. He holds both a Bachelor of Science degree and a Master of Science degree in Computer Science/Electrical Engineering from the Massachusetts Institute of Technology (MIT). The Company and Mr. Ritto entered into a standard offer letter agreement, pursuant to which the Company agreed to provide Mr. Ritto a base salary of $190,000 per year, an annual bonus of up to 30% of his base salary tied to performance factors to be determined by the Company’s Board of Directors or Compensation Committee and standard employee benefits. The Company agreed to recommend to the Board of Directors, and the Board of Directors subsequently approved, the grant of an option to purchase 125,000 shares of common stock at an exercise price equal to the closing price of the stock on the date of grant. Such option was issued on September 18, 2006, which was Mr. Ritto’s first day of employment with the Company.

Mr. Ritto will assume the responsibilities of , Stephen Smith, who is expected to remain with the Company for a period of time to assist with the transition.

On September 14, 2006, VitalStream Holdings, Inc. (the “Company”) and Jack Waterman, its Chairman and Chief Executive Officer, entered into an amendment to option agreement pursuant to which the exercise price of the stock option issued to Mr. Waterman in connection with the commencement of his employment was increased from $0.56 per share ($2.24 as adjusted for the 1 for 4 reverse stock split) to $0.57 per share ($2.28 as adjusted for the 1 for 4 reverse stock split). The exercise price was adjusted to equal the closing price on June 1, 2005, which is the date Mr. Waterman commenced employment, rather than the closing price on May 20, 2005, which is the date Mr. Waterman’s employment agreement and the stock option were authorized, making this arrangement consistent with the Company’s employment practices for similar circumstances.

Item 7.01 Regulation FD Disclosure

On September 20, 2006, the Company issued a press release, entitled “VitalStream Appoints Former Oracle Executive As CTO.” A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

The information in Item 7.01 of this Form 8-K (including exhibit 99.1) shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events

On September 14, 2006, the Company promoted Christopher Dion, the Vice President of Business Development of its principal operating subsidiary, to Senior Vice President of Business Development of the Company.

Item 9.01 Financial Statements and Exhibits

10.1	Offer letter agreement between the Company and Patrick M. Ritto.

10.2	Amendment to Option Agreement

99.1	Press Release issued by the Company dated September 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VitalStream Holdings, Inc.

Date: September 20, 2006	By:	/s/ Philip N. Kaplan

Philip N. Kaplan President